EXHIBIT 99.2

LTX-Credence Corporation to Seek Shareholder Approval for Reverse Stock Split

MILPITAS, Calif., May 26, 2010 (GLOBE NEWSWIRE) -- LTX-Credence Corporation (Nasdaq:LTXC), a global provider of focused, cost-optimized ATE solutions, today announced that its Board of Directors has authorized the Company to submit a proposal to its shareholders at a special meeting seeking authorization to effect a reverse split of the Company's common stock at a ratio of one-to-three. Further details regarding this proposal will be forthcoming in the Company's proxy materials for the special meeting. On May 26, 2010, the Company had approximately 147 million shares of common stock outstanding.

Dave Tacelli, chief executive officer and president, commented, "We believe this transaction will broaden LTX-Credence's appeal to institutional investors, and reduce transaction costs and certain administrative expenses. Moreover, the reverse split comes at a time when LTX-Credence's strategic execution and focus on fundamentals are strengthening the company's financial and competitive position, thereby enhancing long-term shareholder value."

About LTX-Credence Corporation

LTX-Credence is a global provider of ATE solutions designed to deliver value through innovation enabling customers to implement best-in-class test strategies to maximize their profitability. LTX-Credence addresses the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments, offering a comprehensive portfolio of technologies, the largest installed base in the Asia-Pacific region, and a global network of strategically deployed applications and support resources. Additional information can be found at www.ltxc.com.

LTX-Credence is a trademark of LTX-Credence Corporation. All other trademarks are the property of their respective owners.

CONTACT:  LTX-Credence Corporation
          Rich Yerganian
          781.467.5063
          rich_yerganian@ltxc.com